Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WildHorse Resource Development Corporation:

We consent to the use of our report dated August 12, 2016, with respect to the balance sheet of WildHorse Resource Development Corporation as of August 4, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Houston, Texas

November 18, 2016